Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Parsons Corporation of our report dated March 8, 2019, except for the effects of the revision discussed in Note 2 to the consolidated financial statements, as to which the date is March 22, 2019, relating to the financial statements and financial statement schedule of Parsons Corporation, which appears in Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-230833) of Parsons Corporation, filed on May 9, 2019.  We also consent to the reference to us under the heading “Experts” in Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-230833) incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California
November 12, 2019